Exhibit 99.1

Stephen D. Blum — Investor Relations (480) 754-5040

Cynthia A. Demers — Media Relations (480) 754-4090

The Dial Corporation to Web Cast
Special Meeting of Stockholders

Scottsdale, Ariz. — March 12, 2004 - The Dial Corporation (NYSE: DL) will air a live audio web cast of its Special Meeting of Stockholders at 11:00 a.m. EST on March 24, 2004. The live audio of the web cast of the event is open to the general public and is available by accessing http://investor.info.dialcorp.com/webcasts.cfm. A replay of the web cast will be available by accessing the same link through March 31, 2004.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps®, Purex ®laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at http://dialcorp.com.

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